Exhibit 10.21
Execution Version
PATTERN GROUP INC.
Stand-Alone Restricted Stock Unit Agreement

Name of Participant:	David Wright
Date of Grant:	February 25, 2025

No. of Units Covered:	8,813,161

Vesting:
In accordance with Section 2 of the Agreement, vesting of the Restricted Stock Units shall be subject to the Participant’s continued service with the Company or an Affiliate as the Chief Executive Officer, Chairman of the Board of Directors (the “Board”), or a similar position acceptable to the Board (excluding any interested director) (the “Required Service Relationship”) though the Company’s achievement of the Performance Condition below.
Performance Condition: The Restricted Stock Units shall satisfy the Performance Condition upon the achievement of the applicable milestone based requirement (the “Milestone Based Requirement”) and the liquidity event requirement (the “Liquidity Event Requirement”), in either case, occurring prior to the Expiration Date (as defined below).
The expiration date for the Restricted Stock Units (the “Expiration Date”) is the earliest of: (a) December 31, 2026 if the Company’s first underwritten public offering of its common stock, par value $0.001 per share (the “Common Stock”), under the Securities Act of 1933, as amended (the “IPO”), has not closed on or before such date, (b) the date that is 10 years following the grant date of the Restricted Stock Units, and (c) the date on which the Required Service Relationship ends.
The Milestone Based Requirement shall be deemed satisfied in accordance with the milestone vesting conditions listed below (each, a “Milestone”). Upon satisfaction of each Milestone, 1,259,023 Restricted Stock Units (representing one-seventh (1/7) of the total granted Restricted Stock Units) shall be deemed to have satisfied the Milestone Based Requirement. For the avoidance of doubt, each Milestone can only be satisfied once.
(1)Milestone One: The closing of the IPO on or prior to December 31, 2026.
(2)Milestone Two: Following the date that is eighteen (18) months after the closing date of the IPO (the “Measurement Start Date”), the first date on which the average closing price per share as reported on the Exchange for any given period of one hundred and twenty (120) consecutive Trading Days (as defined below) occurring after the

Measurement Start Date (a “Measurement Period”), is at least two times (2X) the IPO Price. As used herein, “Exchange” means the principal securities exchange on which the Common Stock is listed or admitted to trading, “Trading Day” means any day during the course of which the Exchange is open for the exchange of securities, and “IPO Price” means the initial per share public offering price for the IPO prior to underwriting discounts and commissions as listed on the final IPO prospectus.
(3)Milestone Three: The average closing price per share that the Common Stock trades at on the Exchange for a Measurement Period is at least three times (3X) the IPO Price.
(4)Milestone Four: The average closing price per share that the Common Stock trades at on the Exchange for a Measurement Period is at least four times (4X) the IPO Price.
(5)Milestone Five: The average closing price per share that the Common Stock trades at on the Exchange for a Measurement Period is at least five times (5X) the IPO Price.
(6)Milestone Six: The average closing price per share that the Common Stock trades at on the Exchange for a Measurement Period is at least six times (6X) the IPO Price.
(7)Milestone Seven: The average closing price per share that the Common Stock trades at on the Exchange for a Measurement Period is at least eight times (8X) the IPO Price.
The Liquidity Event Requirement will be satisfied as to any then- outstanding Restricted Stock Units on the closing date of the IPO prior to the Expiration Date.

THIS STAND-ALONE RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) governs the Stock Unit Award granted by PATTERN GROUP INC. (formerly Covalent Group, Inc.), a Delaware corporation (the “Company”) to the above-named individual (the “Participant”). The Stock Unit Award is not being granted under the Company’s 2019 Equity Incentive Plan (the “Plan”), however, this Agreement incorporates the following sections of the Plan: Section 3 (Administration), subsection titled “Adjustments” of Section 4 (Shares Available for Awards), subsections titled “Restricted Stock and Restricted Stock Units,” “Dividend Equivalents,” and “General” of Section 6 (Awards), Section 7 (Amendment and Terminations; Corrections), Section 8 (Income Tax Withholding), Section 9 (General Provisions), and Section 10 (Clawback or Recoupment) which are considered part of the Agreement and shall govern the grant of the Stock Unit Award hereunder. By signing below, the Participant and the Company agree that the grant of the Stock Unit Award is governed by the terms and the conditions of the aforementioned Sections of the Plan and this Agreement and such provisions of the Plan are incorporated into this Agreement by this reference. A copy of the Plan has been made available to the Participant. Unless the context indicates otherwise, capitalized terms that are not defined in this Agreement shall have the meaning set forth in the Plan.
1.    Grant of Restricted Stock Units.
(a)    Effective as of the Date of Grant specified above, the Company has granted to the Participant the number of Stock Units specified at the beginning of this Agreement (collectively, the “Restricted Stock Units,” and each a “Restricted Stock Unit.”). Each Restricted Unit represents the right to receive a share of Common Stock (a “Share”) and dividend equivalent amounts corresponding to the Share, subject to the terms and conditions of this Agreement and certain terms and conditions of the Plan.
(b)    The Restricted Stock Units granted to the Participant shall be credited to an account in the Participant’s name. This account shall be a record of book-keeping entries only and shall be utilized solely as a device for the measurement and determination of the number of Shares to be issued to or in respect of the Participant pursuant to this Agreement. Restricted Stock Units may not be transferred by the Participant without the Committee’s prior written consent other than by will or the laws of descent and distribution.
2.    Vesting of the Shares.
(a)    The Participant’s interest in a portion of the Restricted Stock Units shall vest and become non-forfeitable upon satisfaction and achievement of the applicable Performance Condition set forth above. If the Participant’s Required Service Relationship is terminated prior to completion of the entire Performance Condition, any unvested Restricted Stock Units shall be forfeited without any consideration. If the Expiration Date occurs prior to the achievement of the entire Performance Condition, any unvested portion of the Restricted Stock Units will be forfeited without any consideration.
(b)    Notwithstanding any provision in this Agreement to the contrary, upon the Participant’s termination for Cause, the Company may, in the discretion of the Committee, forfeit some or all of the Participant’s Restricted Stock Units, whether vested or unvested.
3.    Issuance and Settlement and Holding Period.
(a)    Issuance. Upon the achievement of the applicable Performance Condition prior to the Expiration Date, the Company shall cause to be issued to the Participant, or to the Participant’s designated beneficiary or estate in the event of the Participant’s death, one Share in payment and settlement of each earned and vested Restricted Stock Unit, subject to applicable required tax withholding. The Committee shall cause the Shares issuable in connection with the vesting of any such Restricted Stock Units to be issued as soon as practicable, but in all events no later than 30 days after the Performance Condition is achieved, and the Participant shall have no power to affect the timing of such issuance. Such issuance shall be evidenced by a stock certificate or appropriate entry on the books of the Company or a duly authorized transfer agent of the Company and shall be in complete settlement and satisfaction of such earned and vested Restricted Stock Units.

(b)    Tax Withholding. The Company shall cause any applicable required Tax arising in relation to the Restricted Stock Units to be satisfied by (i) requiring the Participant to deliver cash (including check, draft, money order or wire transfer made payable to the order of the Company), (ii) having the Company withhold a portion of the Shares otherwise to be delivered having a Fair Market Value equal to the amount of such Tax liability (subject to any limitations required under applicable financial accounting standards to avoid liability accounting for the Award), (iii) the Company causing its transfer agent to sell from the number of Shares to be issued to the Participant, the number of Shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the Tax Liability on account of such transfer, or (iv) any other method of withholding determined by the Company to be permitted by applicable law. In the case of clause (ii), the Company will not deliver to the Participant any fractional Shares (or equivalent cash value) remaining after reduction for taxes; rather, any remaining fractional Shares will be cancelled without payment.
(c)    Lock-up. The Participant hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (a) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this paragraph shall apply only to the IPO and if all officers and directors and all shareholders individually owning more than one percent (1%) (after giving effect to conversion into Common Stock of all outstanding shares of the Company’s preferred stock, if any) are subject to the same restrictions, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall not apply to the transfer of any shares to any trust for the direct or indirect benefit of the Participant or the immediate family of the Participant, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value. The underwriters in connection with such registration are intended third party beneficiaries of this paragraph and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Participant further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this paragraph or that are necessary to give further effect thereto.

(d)    Holding Period. The Participant hereby agrees that he will not, without the prior written consent of the Company, sell or otherwise transfer any of the Shares issued in settlement of earned and vested Restricted Stock Units for a period of one year after such Shares are issued to Participant. Notwithstanding the foregoing, the Participant may sell or otherwise transfer such Shares sooner than one year after issuance in order to satisfy applicable Tax liabilities pursuant to Subsection (b) above subject to all applicable laws and Company policy.
4.    Shareholder Rights. The Restricted Stock Units do not entitle the Participant to any rights of a shareholder of the Company. Notwithstanding the foregoing, the Participant shall accumulate an unvested right to payment of cash dividend equivalents on the Shares underlying Restricted Stock Units if cash dividends are declared by the Company on the Shares on or after the Date of Grant. Such dividend equivalents will be in an amount of cash per Restricted Stock Unit equal to the cash dividend paid with respect to one Share, subject to applicable required tax withholding. The Participant shall be entitled solely to payment of accumulated dividend equivalents with respect to the number of Restricted Stock Units equal to the number of Shares that become issuable to the Participant pursuant to this Agreement. Dividend equivalents will be paid to the Participant upon the date that the Shares are issued to the Participant. The Participant shall not be entitled to dividend equivalents with respect to dividends declared prior to the Date of Grant. All dividend equivalents accumulated with respect to forfeited Restricted Stock Units shall also be irrevocably forfeited. As of the date of issuance of Shares underlying Restricted Stock Units, the Participant shall have all of the rights of a shareholder of the Company with respect to any Shares issued pursuant hereto.
5.    Definitions. In addition to certain definitions set forth in the Plan, the following terms shall have the meanings ascribed herein (in the event a conflict exists, the meaning set forth in this Agreement shall prevail):
(a)    “Cause” shall have the meaning set forth in any written agreement between the Company and the Participant, or if there is no such agreement or definition, then Cause means (i) the willful and continued failure by the Participant to substantially to perform his or her duties and obligations (other than any such failure resulting from his or her incapacity due to physical or mental illness), (ii) the Participant’s conviction or plea bargain of any felony or gross misdemeanor involving moral turpitude, fraud or misappropriation of funds, (iii) the willful engaging by the Participant in misconduct which causes substantial injury to the Company, its other employees or its clients, whether monetarily or otherwise, or (iv) the Participant’s material violation of a Company written employment policy. For purposes of this paragraph, no action or failure to act on the Participant’s part shall be considered “willful” unless done or omitted to be done, by the Participant in bad faith and without reasonable belief that his or her action or omission was in the best interests of the Company.
6.    No Right to Continued Service. This Agreement and the grant of the Stock Unit Award do not give the Participant any rights with respect to continued employment or other service by the Company or an Affiliate. This Agreement and the grant of the Stock Unit Award shall not interfere with the right of the Company or an Affiliate to terminate the Participant’s employment or other service.

7.    Change in Capital Structure. In accordance with the terms of the Plan, the number and kind of Shares shall be adjusted as the Board (excluding any interested director) determines to be equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization. In the event that the Company is a party to any corporate transaction, this Agreement shall be subject to Section 7(b) of the Plan.
8.    Governing Law; Venue. The laws of the State of Delaware shall govern all matters arising out of or relating to this Agreement including, without limitation, its validity, interpretation, construction and performance but without giving effect to the conflict of laws principles that may require the application of the laws of another jurisdiction. Any party bringing a legal action or proceeding against any other party arising out of or relating to this Agreement may bring the legal action or proceeding in the United States District Court for the District of Delaware or in any court of the State of Delaware. Each party waives, to the fullest extent permitted by law (i) any objection it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Agreement brought in a court described in the preceding sentence and (ii) any claim that any legal action or proceeding brought in any such court has been brought in an inconvenient forum.
9.    Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and this Agreement, the provisions of this Agreement shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Grant.
10.    Participant Bound by Plan. Notwithstanding anything herein to the contrary, this Agreement and the Restricted Stock Units are granted outside of the Plan but certain terms and conditions of the Plan are incorporated and included in this Agreement and shall govern the grant of Restricted Stock Units hereunder. The Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and the Participant agrees to be bound by the following sections of the Plan: Section 3 (Administration), subsection titled “Adjustments” of Section 4 (Shares Available for Awards), subsections titled “Restricted Stock and Restricted Stock Units,” “Dividend Equivalents,” and “General” of Section 6 (Awards), Section 7 (Amendment and Terminations; Corrections), Section 8 (Income Tax Withholding), Section 9 (General Provisions), and Section 10 (Clawback or Recoupment).
11.    Section 409A. The provisions regarding all payments to be made hereunder are intended to be exempt from Section 409A of the Internal Revenue Code (the “Code”) as “short term deferrals” as described in Section 409A of the Code and Treasury regulations issued thereunder and this Agreement shall be interpreted in accordance with such intent.
12.    Consultation With Professional Tax and Investment Advisors. The Participant acknowledges that the grant, issuance, vesting or any payment with respect to any Restricted Stock Units may have Tax consequences under local or international tax laws. The Participant further acknowledges that he or she is relying solely and exclusively on his or her own professional tax and investment advisors with respect to any and all such matters (and is not relying, in any manner, on the Company or any of its employees, agents or representatives). Finally, the Participant understands and agrees that any and all Tax consequences resulting from the Restricted Stock Units and the earning, grant, issuance, vesting or any payment with respect such Restricted Stock Units is solely and exclusively the responsibility of the Participant without any expectation or understanding that the Company or any of its employees, agents or representatives will pay or reimburse the Participant for such taxes or other items, subject to applicable required tax withholding.
13.    Representations of Participant. The Participant is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), as presently in effect. The Participant agrees to furnish any additional information reasonably requested by the Company to assure compliance with applicable U.S. federal and state securities laws. The Participant has experience as an investor in securities similar to the Company and has such knowledge and experience in financial and business matters such that the Participant is capable of evaluating the merits and risks relating to the Restricted Stock Units and Shares issuable hereunder, and is capable of bearing the economic loss of any or all value related to such securities. The Participant understands that the Restricted Stock Units granted under this Agreement and any Shares issuable hereunder have not been registered under the Securities Act or any state securities laws in reliance on exemptions thereunder, and any Shares issued pursuant to Restricted Stock Units must be held indefinitely unless registered under the Securities Act and qualified under applicable state securities laws, or unless an exemption from such registration and qualification is otherwise available.
14.    Compliance with Securities Laws on Transfer; Legends. The Shares (and any securities issuable, directly or indirectly, upon conversion of the Shares, if any) issuable pursuant to Restricted Stock Units may not be transferred or assigned in whole or in part by the Participant except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of customary representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The certificate(s) or book-entry notation(s) representing Shares (and any securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall bear a legend in substantially the following form:
THE SHARES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR IN FORM AND SUBSTANCE (INCLUDING, IF REQUESTED, THE DELIVERY OF A LEGAL OPINION) SATISFACTORY TO THE ISSUER, THAT SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.
15.    Clawback. The Participant acknowledges and agrees that the Restricted Stock Units and any Shares issued under this Agreement shall be subject to forfeiture or other penalties pursuant to any Company clawback policy, as amended from time to time. In addition, any Shares issued under this Agreement shall be clawed back in the Board’s discretion (excluding any interested director) in the event of Participant’s fraud, misconduct or other action that causes material reputational harm to the Company.

16.    Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon the Participant and the Participant’s successors in interest and the Company and any successors of the Company.
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IN WITNESS WHEREOF, the Company and the Participant have executed this Stand-Alone Restricted Stock Unit Agreement as of the date first set forth above.

PATTERN GROUP INC.		DAVID WRIGHT

By:	/s/ Jason Beesley	By:	/s/ David Wright

Name:	Jason Beesley

Title:	Chief Financial Officer
[Signature Page to Stand-Alone Restricted Stock Unit Agreement]